Exhibit 10.21

PEREGRINE SEMICONDUCTOR CORPORATION

MANAGEMENT RETENTION AND SEVERANCE AGREEMENT

This Management Retention And Severance Agreement (the “Agreement”) is made and entered into by and between Jay Biskupski (the “Employee”) and Peregrine Semiconductor Corporation (the “Company”), effective as of February 9, 2009 (the “Effective Date”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide Employee with an incentive to continue his employment and to motivate Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. The Board believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment on or following a Change of Control which provides Employee with enhanced financial security and provides incentive and encouragement to Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D. The Board has also agreed to provide Employee with certain severance benefits upon Employee’s Termination Without Cause or by Reason of an Involuntary Termination.

E. Certain capitalized terms used in the Agreement are defined in Section 7 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment and Letter Agreement. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, including (without limitation) a termination prior to a Change of Control, Employee shall not be entitled to any payments, benefits damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established written employee plans.

3. Severance Benefits.

(a) Termination Without Cause or by Reason of an Involuntary Termination. If Employee’s employment is terminated (i) at any time prior to a Change of Control for reasons other than Cause (other than by reason of Employee’s death or Disability) or (ii) at any time prior to a Change of Control by reason of an Involuntary Termination, or (iii) within six (6) months following a Change of Control for reasons other than Cause or by reason of an Involuntary Termination, then Employee shall be entitled to receive the following benefits from the Company:

(i) Salary Continuation. Employee shall receive continuation of Base Salary for a period of six (6) months following Employee’s termination of employment; provided, however, any such salary continuation shall immediately terminate upon Employee’s commencement of full-time employment with another employer and Employee shall notify Company of such employment within three business days. All such severance payments shall be made in accordance with the Company’s normal payroll practices. Such continuation of Base Salary shall be in lieu of any and all other benefits for which Employee is entitled to receive on the date of Employee’s termination of employment. However, the salary continuation payments will in no event start before the earliest date permitted by Section 409A(a)(2) of the Internal Revenue Code. If the commencement of the severance payments must be delayed, as determined by the Company, then the deferred installments will be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2).

(ii) Employee Benefits Continuation. Employee shall receive one hundred percent (100%) of Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to Employee immediately prior to Employee’s termination of employment through continuation of his coverage pursuant to COBRA (“Company-Paid Coverage”). If such coverage included Employee’s dependents immediately prior to Employee’s termination, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of (i) six (6) months following the date of Employee’s termination, or (ii) the date upon which Employee or Employee’s dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans.

(iii) Employee Bonus Entitlement. Employee shall receive any bonus that has been awarded to Employee and not previously paid during the period up until Termination Without Cause or by Reason of Involuntary Termination.

(iv) Accelerated Vesting. Immediately upon Employee’s termination in accordance with subsection 3(a)(iii) above following a Change in Control, 100% of the unvested portion of any stock option, restricted stock or other Company equity compensation held by the Employee at the time of such termination, including any stock options, restricted stock or other equity compensation provided to Employee either before or after the date of this Agreement, shall automatically be accelerated in full as to become completely vested.

(v) Continued Vesting. In the event of a Termination Without Cause or by Reason of Involuntary Termination in accordance with subsections 3(a)(i) or 3(a)(ii)

above, vesting of the stock option, restricted stock or other Company equity compensation held by the Employee at the time of such termination will continue for the period of time that Salary Continuation is paid to the employee in accordance with subsection 3(a) above.

(b) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation that is not an Involuntary Termination, or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

(c) Disability; Death. If the Employee’s employment with the Company terminates as a result of the Employee’s Disability, as defined herein, or if Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

4. Non-solicitation. Employee agrees and acknowledges that until the date that is one year after the termination of Employee’s employment with the Company for any reason, Employee shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee of the Company to leave his or her employment either for such Employee or for any other entity or person. Employee represents that Employee is familiar with the foregoing covenant not to solicit and is fully aware of his obligations under such covenant.

5. Execution of Release Agreement upon Termination. As a condition of entering into this Agreement and receiving the benefits hereunder, Employee agrees to execute a release of claims in the Company’s favor substantially in the form attached hereto as Exhibit A upon the termination of his employment with the Company. Execution of the release shall be a condition precedent to the receipt of any benefits under this Agreement.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits hereunder shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and

Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7. Definition of Terms. The following terms, when capitalized to in this Agreement, shall have the following meanings:

(a) Base Salary. “Base Salary” shall mean Employee’s annual Company salary at the rate in effect immediately preceding Employee’s date of termination with the Company.

(b) Cause. “Cause” shall mean the occurrence of any one or more of the following: (i) Employee’s conviction by, or entry of a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved; (ii) Employee’s misappropriation of funds or commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company; (iii) material negligence by Employee in the scope of Employee’s services to the Company; or (iv) a breach by Employee of a material provision of this Agreement; or (v) a material failure of Employee to perform his duties hereunder.

(c) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

provided, however, that “Change of Control” shall not mean any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

(d) Disability. “Disability” means Executive’s total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(e) Involuntary Termination. “Involuntary Termination” shall mean (i) without Employee’s express written consent, a material reduction of Employee’s duties, authority and responsibilities, relative to Employee’s duties, authority and responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority and responsibilities; (ii) a reduction by the Company in the Base Salary of Employee as in effect immediately prior to such reduction ; (iii) a material reduction by the Company in the kind or level of employee benefits, to which Employee was entitled immediately prior to such reduction with the result that Employee’s overall benefits package is materially reduced; (iv) the relocation of Employee to a facility or a location more than thirty-five (35) miles from Employee’s then present location, without Employee’s express written consent;; or (v) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 8(a) below. A resignation tendered by Employee pursuant to a direct request of the Board shall, for purposes of this Agreement, be treated as an Involuntary Termination.

8. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor to the Company which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his rights hereunder.

10. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes to the extent required by law.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

PEREGRINE SEMICONDUCTOR
CORPORATION

Dated: 2/12/09	By:	/S/ JAMES S. CABLE
James S. Cable
	Title:	Chief Executive Officer

EMPLOYEE

Dated: 2/11/09	/S/ JAY BISKUPSKI
Jay Biskupski

EXHIBIT A

FORM RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Agreement”) is made by and between Peregrine Semiconductor Corporation (the “Company”) and                     (“Employee”).

WHEREAS,                     was employed by the Company;

WHEREAS, the Company (or the Company’s predecessor) and Employee have entered into a Management Retention Agreement effective as of                     (the “Management Agreement”);

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as “the Parties”) hereby agree as follows:

1. Termination. Employee’s employment with the Company terminated on                     .

2. Consideration. Subject to and in consideration of Employee’s release of claims as provided herein, the Company has agreed to pay Employee certain benefits as set forth in the Management Agreement.

3. Payment of Salary. Employee acknowledges and represents that except as to amounts that remain payable to Employee pursuant to the terms of the Management Agreement, the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee on behalf of himself and his heirs, family members, executors, administrators and assigns, hereby fully and forever releases the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (“the Releases”), from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq.;

(e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(f) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

5. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that

(a) he/she should consult with an attorney prior to executing this Agreement;

(b) he/she has twenty-one (21) days within which to consider this Agreement;

(c) he/she has seven (7) days following his/her execution of this Agreement to revoke the Agreement; and

(d) this Agreement shall not be effective until the revocation period has expired;

nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

6. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending; or Future Lawsuits. Employee represents that (1) he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein, or (2) in the event he has brought a lawsuit, claim or action on behalf of himself, he will dismiss the lawsuit, claim or action with prejudice, or (3) in the event he has brought a lawsuit, claim or action on behalf of any other person or entity, he will dismiss the lawsuit, claim or action with prejudice, if permitted by applicable law. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Confidentiality. Employee agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Release Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Release Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Release Information. Employee agrees to take every precaution to disclose Release Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Release Information.

9. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. Mutual Non-Disparagement. The Company agrees that its officers and directors will not make any negative or derogatory comments about Employee at any time, and Employee agrees that he will not make any negative or derogatory comments about the Company at any time. The Company agrees that it will respond to any third party inquiries about Employee, by stating only the date Employee began and terminated his employment, and that it is Company policy not to make further comments about departed employees.

11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

13. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15. Entire Agreement. This Agreement and the Management Retention Agreement and the agreements and plans referenced in such Agreements (including, without limitation, all of Employees stock option, equity compensation and/or restricted stock purchase plans) represent the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company with the exception of the Employment, Invention Assignment and Confidential Information Agreement by and between Employee and the Company. This Agreement may only be amended in writing signed by Employee and an executive officer of the Company.

16. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

17. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

18. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

19. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

PEREGRINE SEMICONDUCTOR
CORPORATION

Dated: ,	By
Name
Title

Dated: ,	By
, an individual

PEREGRINE SEMICONDUCTOR CORPORATION

December 24, 2010

Jay Biskupski

Dear Jay:

You and Peregrine Semiconductor Corporation (the “Company”) entered into a Management Retention and Severance Agreement effective as of February 9, 2009 (the “Management Retention Agreement”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended, the Management Retention Agreement is hereby amended as follows:

1. Separation from Service. Wherever the Management Retention Agreement refers to a termination of employment or similar event, including (without limitation) a termination for reasons other than Cause or an Involuntary Termination, the reference will be interpreted to mean a “separation from service” (a “Separation”) as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Section 409A. For purposes of Section 409A of the Code, each salary continuation payment under Section 3(a) is hereby designated as a separate payment.

3. Timing of Salary Continuation Payments. The salary continuation payments described in Section 3(a) of the Management Retention Agreement will commence on the Company’s first payroll that occurs on or following the 61st day after the Employee’s Separation, provided that the release of claims described in Section 5 of the Management Retention Agreement has become effective on or prior to the 60th day after the Employee’s Separation. Once such salary continuation payments commence, the first installment thereof will include all amounts that would have been paid had such payments commenced on the Separation date. This paragraph supersedes any contrary provision in the Management Retention Agreement.

4. Limitation on Payments. In the event a reduction in benefits is required under Section 6 in order to maximize the after-tax value of benefits received by the Employee in the manner specified in clause (b) of Section 6, then such reduction shall be undertaken in a manner that (a) first reduces any payment or benefit subject to Code Section 409A (or if there are more than one such payment or benefit, then all such payments or benefits on a pro-rata basis) and then, to the extent necessary and in such manner as the Employee may elect, reduces any payments or benefits that are not subject to Code Section 409A (provided that if the Employee does not make such election within 10 days after receipt of notice from the Company describing the need therefore, then the Company may elect which and how much of the payments or benefits shall be eliminated or reduced and shall notify the Employee promptly of such election) and (b) does not result in any payment or benefit becoming subject to Code Section 409A(a)(1). This paragraph supersedes any contrary provision in the Management Retention Agreement.

Jay Biskupski

December 24, 2010

5. Definition of Involuntary Termination. Notwithstanding the definition of “Involuntary Termination” in the Management Retention Agreement:

(a) An Involuntary Termination shall not be deemed to have occurred under (1) clause (ii) of Section 7(e) unless the reduction in Base Salary is a reduction of at least 5%, or (2) clause (iv) of Section 7(e) unless the relocation results in Employee’s one-way commute materially increasing; and

(b) Employee’s voluntary resignation will not constitute an “Involuntary Termination” unless Employee gives the Company written notice of the condition constituting grounds for an Involuntary Termination within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving Employee’s written notice. In addition, Employee’s resignation must occur within 12 months after the condition comes into existence. This paragraph supersedes any contrary provision in the Management Retention Agreement.

Except as expressly set forth above, the Management Retention Agreement will remain in effect without change.

You may indicate your agreement with this amendment of the Management Retention Agreement by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours,

PEREGRINE SEMICONDUCTOR CORPORATION

By:	/s/ JAMES S. CABLE
Title:	CEO

I have read and accept this amendment:

/s/ JAY BISKUPSKI

Dated:	12/24/10